Exhibit 99.1

News
For Immediate Release

Contact:	Bernard J. Kilkelly
Vice President, Investor Relations
Phone :	212-303-4349
E-mail:	bernie-kilkelly@dlfi.com
Delphi Financial Reports First Quarter 2009 Operating EPS of $0.81;
Reports Net Income per Share of $0.51
Wilmington, Delaware – April 23, 2009 – Delphi Financial Group, Inc. (NYSE: DFG) announced today that operating earnings (1) in the first quarter of 2009 were $38.8 million or $0.81 per share, compared to $25.3 million or $0.51 per share in the first quarter of 2008. Annualized operating return on beginning equity(2) in the first quarter of 2009 was 18.9%, compared to 8.9% in the first quarter of 2008.
Delphi reported net income in the first quarter of 2009 of $24.5 million or $0.51 per share, compared to $21.1 million or $0.42 per share in the first quarter of 2008. Net income in the first quarter of 2009 included after-tax realized investment losses of $(14.3) million or $(0.30) per share, including other-than-temporary impairments of $(11.4) million or ($0.24) per share. Net income in the first quarter of 2008 included after-tax realized investment losses of $(4.2) million or $(0.09) per share, including other-than-temporary impairments of $(4.0) million or ($0.08) per share.
Core group employee benefit premiums in the first quarter of 2009 grew 4% from the first quarter of 2008, reaching $338 million. Core premiums at Delphi’s Reliance Standard Life subsidiary increased 5% while excess workers’ compensation premiums at Delphi’s Safety National subsidiary rose 2%. The combined ratio in group employee benefits insurance in the first quarter of 2009 was 93.2% compared to 91.3% in the first quarter of 2008, reflecting stable loss ratios and higher expense ratios resulting in part from increased spending on new product development at Safety National.
In its asset accumulation segment, Delphi achieved annuity sales of $60 million in the first quarter of 2009, up 14% from the first quarter of 2008. Funds under management at March 31, 2009 were $1.3 billion, which was unchanged from December 31, 2008, as annuity sales growth was offset by the scheduled repayment of $35 million of institutional funding agreements at maturity.
Delphi’s net investment income in the first quarter of 2009 was $62.9 million, compared to $32.3 million in the same quarter a year ago. Invested assets at March 31, 2009 were $4.8 billion, up from $4.7 billion at December 31, 2008 and unchanged from March 31, 2008. Short-term investments at March 31, 2009 increased to $610 million (13% of total invested assets) from $402 million (9% of total invested assets) at December 31, 2008. The tax equivalent yield on the Company’s investment portfolio in the first quarter of 2009 was 5.8%, compared to 2.9% in the first quarter of 2008. Diluted book value per share was $19.05 at March 31, 2009, compared to $18.41 at December 31, 2008.

Delphi Financial Reports First Quarter 2009 Operating EPS of $0.81	Page 2
Robert Rosenkranz, Chairman and Chief Executive Officer, said, “Delphi was solidly profitable in the first quarter due to continued strength in our insurance operations and improved investment performance. We were pleased with the growth in Safety National’s excess workers’ compensation premiums, which were boosted by sharply higher production, increased payrolls and record renewals of our customer base. In Safety National’s important January renewal season, we achieved modest increases in the important self-insured retention level with just slight declines in rates, which demonstrates ongoing market firmness. Reliance Standard continued to achieve strong growth in new cases sold in our small case niche focused on companies with less than 500 employees, but overall premiums and production levels were below our expectations due mostly to our pricing and underwriting discipline in the Integrated Employee Benefits program directed at larger employers.”
Mr. Rosenkranz added, “Delphi’s improved investment results in the first quarter reflect the success of the investment portfolio repositioning we implemented over the course of 2008. However, our portfolio yield continues to be constrained by unusually high levels of short-term investments as we have been very cautious in making new investments in the face of an uncertain outlook for the economy in general and corporate credit in particular.”
Conference Call
On April 24, 2009 at 11:00 AM (Eastern time), Delphi will broadcast the Company’s first quarter 2009 earnings teleconference live on the Internet, hosted by Robert Rosenkranz, Chairman and Chief Executive Officer. Investors can access the broadcast at www.delphifin.com by clicking on the webcast icon on the home page. It is advisable to register at least 15 minutes prior to the call to download and install any necessary audio software. The online replay will be available on Delphi’s website for one week beginning at approximately 1:00 PM (Eastern time) on April 24, 2009. Investors can also download Delphi’s first quarter 2009 financial supplement from the Company’s website at www.delphifin.com.
In connection with, and because it desires to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Delphi cautions readers regarding certain forward-looking statements in the foregoing discussion and in any other statements made by, or on behalf of, Delphi, whether in future filings with the Securities and Exchange Commission or otherwise. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, prospects, outlooks or other developments. Some forward-looking statements may be identified by the use of terms such as “expects,” “believes,” “anticipates,” “intends,” “judgment,” “outlook” or other similar expressions. Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic, competitive and other uncertainties and contingencies, many of which are beyond Delphi’s control and many of which, with respect to future business decisions, are subject to change. Examples of such uncertainties and contingencies include, among other important factors, those affecting the insurance industry generally, such as the economic and interest rate environment, federal and state legislative and regulatory developments, including but not limited to changes in financial services, employee benefit and tax laws and regulations, changes in accounting rules or interpretation, market pricing and competitive trends relating to insurance products and services, acts of terrorism or war, and the availability and cost of reinsurance, and those relating specifically to Delphi’s business, such as the level of its insurance premiums and fee income, the claims experience, persistency and other factors affecting the profitability of its insurance products, the performance of its investment portfolio and

Delphi Financial Reports First Quarter 2009 Operating EPS of $0.81	Page 3
changes in Delphi’s investment strategy, acquisitions of companies or blocks of business, and ratings by major rating organizations of Delphi and its insurance subsidiaries. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Delphi. Forward-looking statements contained in the foregoing discussion are made as of the date of this press release and Delphi disclaims any obligation to update these or any other forward-looking statements.
Delphi Financial Group, Inc. is an integrated employee benefit services company. Delphi is a leader in managing all aspects of employee absence to enhance the productivity of its clients and provides the related group insurance coverages: long-term and short-term disability, life, excess workers’ compensation for self-insured employers, travel accident, dental and limited benefit health insurance. Delphi’s asset accumulation business emphasizes individual annuity products. Delphi’s common stock is listed on the New York Stock Exchange under the symbol DFG and its corporate website address is www.delphifin.com.
(1)	Operating earnings, which is a non-GAAP financial measure, consist of income from continuing operations excluding after-tax realized investment gains and losses, and the loss on redemption of junior subordinated deferrable interest debentures, as applicable. The Company believes that because realized investment gains and losses, redemption of junior subordinated deferrable interest debentures, and discontinued operations arise from events that, to a significant extent, are within management’s discretion and can fluctuate significantly, thus distorting comparisons between periods, a measure excluding their impact is useful in analyzing the Company’s operating trends. Redemption of junior subordinated deferrable interest debentures occur based on management’s decision to exercise its ability to redeem the outstanding debentures. Investment gains or losses may be realized based on management’s decision to dispose of an investment, and investment losses may be realized based on management’s judgment that a decline in the market value of an investment is other than temporary. Discontinued operations occur based on management’s decision to exit or sell a particular business. Thus, realized investment gains and losses, losses on redemption of junior subordinated deferrable interest debentures and results from discontinued operations are not reflective of the Company’s ongoing earnings capacity, and trends in the earnings of the Company’s underlying insurance operations can be more clearly identified without the effects of these items. For these reasons, management uses the measure of operating earnings to assess performance and make operating plans and decisions, and analysts and investors typically utilize measures of this type when evaluating the financial performance of insurers. However, gains and losses of these types, particularly as to investments, occur frequently and should not be considered as nonrecurring items. Further, operating earnings should not be considered a substitute for net income, the most directly comparable GAAP measure, as an indication of the Company’s overall financial performance and may not be calculated in the same manner as similarly titled captions in other companies’ financial statements. For reconciliations of the respective operating earnings amounts to the corresponding net income amounts for the indicated periods, see the table captioned “Non-GAAP Financial Measures – Reconciliation to GAAP” which follows. All per share amounts are on a diluted basis.

(2)	Annualized operating return on beginning equity, which is a non-GAAP financial measure, is based on operating earnings, as defined in the preceding footnote (1) (rather than the most directly comparable GAAP measure, net income), divided by beginning shareholders’ equity. For the reasons that the Company believes that the calculation of this non-GAAP measure based upon operating earnings is useful, see such footnote. For reconciliations of the respective annualized operating return on equity amounts to the corresponding annualized net income return on equity amounts for the indicated periods, see the table captioned “Non-GAAP Financial Measures – Reconciliation to GAAP” which follows.

DELPHI FINANCIAL GROUP, INC.
Non-GAAP Financial Measures
Reconciliation to GAAP
(Unaudited; in thousands, except per share data)

	Three Months Ended
	3/31/2009	3/31/2008
Income Statement Data
Operating earnings (Non-GAAP measure)	$38,783	$25,328

Net realized investment losses, net of taxes	(14,299)	(4,184)

Net income (GAAP measure)	$24,484	$21,144

Diluted results per share of common stock:
Operating earnings (Non-GAAP measure)	$0.81	$0.51
Net realized investment losses, net of taxes	(0.30)	(0.09)

Net income (GAAP measure)	$0.51	$0.42

Annualized operating return on beginning equity	18.9%	8.9%

Annualized net income return on beginning equity (GAAP measure)	11.9%	7.4%
Please see footnotes 1 and 2 of the press release to which this table is attached for important information regarding these non-GAAP financial measures.

DELPHI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands, except per share data)

	Three Months Ended
	3/31/2009	3/31/2008
Revenue:
Premium and fee income	$357,721	$342,290
Net investment income	62,855	32,337
Net realized investment losses	(21,999)	(6,436)

	398,577	368,191

Benefits and expenses:
Benefits, claims and interest credited to policyholders	255,598	242,912
Commissions and expenses	106,134	89,893

	361,732	332,805

Operating income	36,845	35,386

Interest expense:
Corporate debt	3,985	4,224
Junior subordinated debentures	3,240	3,240
Junior subordinated deferrable interest debentures underlying company-obligated mandatorily redeemable capital securities issued by unconsolidated subsidiaries	—	404
Income tax expense	5,136	6,374

Net income	$24,484	$21,144

Basic results per share of common stock:
Net income	$0.51	$0.43

Weighted average shares outstanding	48,034	49,055

Diluted results per share of common stock:
Net income	$0.51	$0.42

Weighted average shares outstanding	48,123	50,153

Dividends paid per share of common stock	$0.10	$0.09

DELPHI FINANCIAL GROUP, INC.
SUMMARIZED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands)

	3/31/2009	12/31/2008
Assets:
Investments:
Fixed maturity securities, available for sale	$3,633,294	$3,773,382
Short-term investments	609,588	401,620
Other investments	542,029	479,921

	4,784,911	4,654,923

Cash	84,289	63,837
Cost of business acquired	286,281	264,777
Reinsurance receivables	379,822	376,731
Goodwill	93,929	93,929
Other assets	433,265	409,103
Assets held in separate account	90,363	90,573

Total assets	$6,152,860	$5,953,873

Liabilities and Equity:
Policy liabilities and accruals	$2,640,367	$2,574,050
Policyholder account balances	1,347,382	1,356,932
Corporate debt	365,750	350,750
Junior subordinated debentures	175,000	175,000
Other liabilities and policyholder funds	670,651	581,954
Liabilities related to separate account	90,363	90,573

Total liabilities	5,289,513	5,129,259

Equity:
Class A Common Stock	490	489
Class B Common Stock	60	60
Additional paid-in capital	526,177	522,596
Accumulated other comprehensive loss	(335,643)	(351,710)
Retained earnings	865,572	846,390
Treasury stock, at cost	(197,246)	(197,246)

Total shareholders’ equity	859,410	820,579
Noncontrolling interest	3,937	4,035

Total equity	863,347	824,614

Total liabilities and equity	$6,152,860	$5,953,873

DELPHI FINANCIAL GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Three Months Ended
	3/31/2009	3/31/2008
Operating activities:
Net income	$24,484	$21,144
Adjustments to reconcile net income to net cash provided by operating activities:
Change in policy liabilities and policyholder accounts	99,523	92,314
Net change in reinsurance receivables and payables	(7,086)	10,184
Amortization, principally the cost of business acquired and investments	13,543	15,238
Deferred costs of business acquired	(34,392)	(33,115)
Net realized losses on investments	21,999	6,437
Net change in federal income tax liability	4,114	(16,573)
Other	(30,969)	1,899

Net cash provided by operating activities	91,216	97,528

Investing activities:
Purchases of investments and loans made	(207,901)	(298,167)
Sales of investments and receipts from repayment of loans	77,696	254,129
Maturities of investments	261,307	54,442
Net change in short-term investments	(207,968)	(150,914)
Change in deposit in separate account	4,845	790

Net cash used by investing activities	(72,021)	(139,720)

Financing activities:
Deposits to policyholder accounts	61,681	53,843
Withdrawals from policyholder accounts	(70,938)	(27,698)
Borrowings under revolving credit facility	17,000	29,000
Principal payments under revolving credit facility	(2,000)	(3,000)
Acquisition of treasury stock	—	(17,040)
Other financing activities	(4,486)	(2,724)

Net cash provided by financing activities	1,257	32,381

Increase (decrease) in cash	20,452	(9,811)
Cash at beginning of period	63,837	51,240

Cash at end of period	$84,289	$41,429